UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 19, 2008

Conexant Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 MacArthur Boulevard, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2008, Conexant Systems, Inc. (the "Company") announced that the Board of Directors of the Company had elected Mark D. Peterson as Senior Vice President, Chief Legal Officer and Secretary of the Company, effective March 19, 2008. A copy of the Company’s press release dated March 19, 2008 is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

The Company and Mr. Peterson have entered into an employment agreement setting forth the terms and conditions of Mr. Peterson’s employment as Senior Vice President, Chief Legal Officer and Secretary of the Company. The agreement provides that Mr. Peterson will serve as Senior Vice President, Chief Legal Officer and Secretary from March 19, 2008 through March 18, 2010. Following that initial term, the agreement will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extensions to continue. In exchange for his services, Mr. Peterson will be paid an initial annual base salary of $312,500 and will be eligible for an annual performance bonus as determined by the Board of Directors of the Company or the Compensation and Management Development Committee of the Board (the "Compensation Committee"), with a fiscal year 2008 annual target bonus of 60% of annual base salary, provided that Mr. Peterson will receive a bonus of not less than $100,000 for fiscal year 2008, to be disbursed when normal bonuses are paid. Within 30 days of beginning his employment, Mr. Peterson will receive a special bonus of $75,000, which is subject to repayment if Mr. Peterson voluntarily terminates his employment for any reason, other than as a result of death or disability (as defined in the agreement), or if his employment is terminated by the Company for "cause" (as defined in the agreement), within one year. For future periods, the Board of Directors or the Compensation Committee will determine Mr. Peterson’s annual base salary (which may not be decreased) and annual target bonus.

Upon commencement of employment, Mr. Peterson will be granted (i) options to purchase 850,000 shares of the Company’s common stock ("Common Stock") at a price equal to the fair market value of the Common Stock on the date of grant, which options will become exercisable in three equal installments on the first, second and third anniversaries of the commencement of his employment, and (ii) 250,000 restricted stock units, which will vest in equal installments on the first, second and third anniversaries of the commencement date.

Under the agreement, if the Company terminates Mr. Peterson’s employment as Senior Vice President, Chief Legal Officer and Secretary without "cause" (as defined in the agreement), (1) the Company will pay him a cash lump-sum equal to the sum of (A) any unpaid base salary (and any other unpaid amounts) accrued through his termination date, (B) his annual base salary, (C) his annual target bonus, and (D) $50,000; (2) the Company will continue to provide coverage under the Company’s health insurance plan to him for 18 months after the date of his termination; and (3) all of his options and non-performance based restricted stock units will become fully vested and Mr. Peterson may exercise all such options until the earlier of (A) the fifteen month anniversary of his termination date and (B) the expiration date of such options set forth in the option awards.

Mr. Peterson is restricted from competing with the Company (to the extent permitted by law) or soliciting employees or customers of the Company during and for 12 months after the employment period.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release of the Company dated March 19, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conexant Systems, Inc.

March 25, 2008	By:	Karen Roscher

Name: Karen Roscher
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	99.1 Press release of the Company dated March 19, 2008